Exhibit 1: Consolidated Income Statement
(Fourth Quarter)

	Ch$ millions			US$ millions (1)
	4Q01	4Q02	% Change	4Q01	4Q02	% Change

Revenues	52,934	54,296	2.6%	80.8	75.6	-6.5%
COGS	(46,604)	(47,739)	2.4%	(71.2)	(66.4)	-6.7%
Gross Income	6,330	6,557	3.6%	9.7	9.1	-5.6%
Gross Margin	12.0%	12.1%	-	12.0%	12.1%	-
SG&A	(7,595)	(7,510)	-1.1%	(11.6)	(10.5)	-9.9%
% sales	14.3%	13.8%	-	14.3%	13.8%	-
Operating Income	-1,265	-953	-24.6%	(1.9)	(1.3)	-31.3%
Operating Margin	-2.4%	-1.8%	-	-2.4%	-1.8%	-
Financial Income	79	67	-14.6%	0.1	0.1	-22.2%
Financial Expenses	(4,728)	(3,740)	-20.9%	(7.2)	(5.2)	-27.9%
Positive Goodwill Amortization	(490)	(472)	-3.6%	(0.7)	(0.7)	-12.2%
Equity in Earning (Losses) of Related Companies	10	(19)	N/A	0.0	(0.0)	N/A
Other non-Operating Incomes	(93)	351	N/A	(0.1)	0.5	N/A
Other non-Operating Expenses	(28,007)	(13,481)	-51.9%	(42.8)	(18.8)	-56.1%
Price-level Restatements	(934)	11,277	N/A	(1.4)	15.7	N/A
Non-Operating Results	-34,162	-6,019	-82.4%	(52.2)	(8.4)	-83.9%
Income (Loss) Before Income Taxes	(35,427)	(6,972)	-80.3%	(54.1)	(9.7)	-82.1%
Income Tax	4,428	3,111	-29.7%	6.8	4.3	-36.0%
Extraordinary Items	88	-	N/A	0.0	0.0	N/A
Minority Interest	2,544	(405)	N/A	3.9	(0.6)	N/A
Negative Goodwill Amortization	4	(12)	N/A	0.0	(0.0)	N/A
Net Income (Loss)	-28,364	-4,279	-84.9%	(43.5)	(6.0)	-86.3%

1 Exchange rate on December 2002 US$1.00 = 718,61
Exchange rate on December 2001 US$1.00 = 654,79